U.S. SECURITIES AND EXCHANGE COMMISSION
                                        Washington, DC 20549

-------------------                                                                                      ---------------------------
    FORM 4                                                                                                      OMB APPROVAL
-------------------                                                                                      ---------------------------
[_]  Check  this  box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:       3235-0287
no  longer  subject  to                                                                                  Expires:   January 31, 2005
Section  16.  Form 4 or Form 5                                                                           Estimated average
obligations may continue. See    Filed pursuant to Section 16(a) ofthe Securities Exchange Act of 1934,  burden hours per
Instruction 1(b).                    Section 17(a) of the Public Utility Holding Company Act of 1934     response................0.5
                                          or Section 30(h) of the Investment Company Act of 1940         ---------------------------

(Print or Type Response)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   KNIGHT                            PETER                 S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   ONE RAM RIDGE ROAD
--------------------------------------------------------------------------------
                                    (Street)

SPRING VALLEY                         NY                10977
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     PHARMACEUTICAL RESOURCES, INC. (PRX)


________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

     JANUARY 14, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                                 4.                            5.            Owner-
                                                                 Securities Acquired (A) or    Amount of     ship
                                                    3.           Disposed of (D)               Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)           Beneficially  Direct    Nature of
                      2.            2A. Deemed      Code         ----------------------------- Owned Follow- (D) or    Indirect
1.                    Transaction   Execution Day   (Instr. 8)                   (A)           ing Reported  Indirect  Beneficial
Title of Security     Date             if any       ------------     Amount      or    Price   Transaction   (I)       Ownership
(Instr. 3)            (mm/dd/yy)     (mm/dd/yy)      Code     V                  (D)           (Inst.3 and4) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                    N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
             2.                                                                                            Deriv-    of
             Conver-                          5.                              7.                           ative     Deriv-  11.
             sion                             Number of                       Title and Amount             Secur-    ative   Nature
             or               3A.             Derivative    6.                of Underlying      8.        ities     Secur-  of
             Exer-            Deemed  4.      Securities    Date              Securities         Price     Bene-     ity:    In-
             cise     3.      Execu-  Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)   of        ficially  Direct  direct
             Price    Trans-  tion    action  or Disposed   Expiration Date   ----------------   Deriv-    Owned     (D) or  Bene-
1.           of       action  Date,   Code    of(D)         (Month/Day/Year)           Amount    ative     at End    In-     ficial
Title of     Deriv-   Date    if any  (Instr. (Instr. 3,    ----------------           or        Secur-    of        direct  Owner-
Derivative   ative    (Month/ (Month/ 8)      4 and 5)      Date     Expira-           Number    ity       Month     (I)     ship
Security     Secur-   Day/    Day/    ------  ------------  Exer-    tion              of        (Instr.   (Instr.   (Instr. (Instr.
(Instr. 3)   ity      Year)   Year)   Code V  (A)   (D)     cisable  Date     Title    Shares    5)        4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK   $31.70  1/14/03         A            10,000    1/14/04 01/14/13  Common    10,000           10,000    D
OPTION TO BUY                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK   $28.79  6/12/02                                6/12/03 06/12/12  Common     7,500            7,500    D
OPTION TO BUY                                                                   Stock

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK   $29.90  01/08/02                              01/08/03 01/08/12  Common     2,500            2,500    D
OPTION TO BUY                                                                   Stock

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK   $36.25  10/11/01                              10/11/02 10/11/11  Common     5,000            5,000    D
OPTION TO BUY                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------



                                                             /S/ MARIAN E. GUSTAFSON                             JANUARY 24, 2003
                                                             -------------------------------------------     -----------------------
                                                               **Signature of Reporting Person                         Date
                                                             BY:  MARIAN E. GUSTAFSON
                                                             FOR: PETER S. KNIGHT

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
    SEE Instruction 6 for procedure.

o   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                Page 2 of 2